Shareholder Transaction Expenses:      Annual Fund Operating Expenses:
--------------------------------       ------------------------------

Maximum Sales Load          0.0%                                       %
                            ----                                     -----
                                       Management Fees               1.00%
Maximum Sales Load on Rein  0.0%       12b-1 Fees                    0.00%
                            ----         Other:
Deferred Sales Load         0.0%         Transfer Agent
                            ----           and Custody               0.04%
                                         Registration                0.00%
Redemption Fee            $0.00          Postage                     0.00%
                          -----          Other Expenses              0.02%
                                                                     -----
Exchange Fee                N/A
                          -----        Total Fund Operating Expenses 1.06%
                                                                     -----
                                       Assumed Annual Return:        5.00%
                                       ---------------------         -----
Computation of Performance Quotations:
Total Return Formula = P(1 + T)n = Ending Redeemable Value of Investment

                                                  (T)
                                              Avg Annual
Initial Investment:          $1,000.00       Total Return
                             ---------       ------------

One Year (n):                   $1,192           19.2%
                                ------           -----
Three Year (n):                 $1,856           22.9%
                                ------           -----
Five Year (n):                  $2,626           21.3%
                                ------           -----
Seven Year (n):                 $3,379           19.0%
                                ------           -----
Ten Year (n):                   $5,016           17.5%
                                ------           -----
Since Inception (n):           $11,383           17.8%
                                ------           -----
                                                               12/31/98
                                                               02/29/84
Inception Date of the Fund: February 29, 1984     Years:  --->  14.85

        AMOUNT     SALES    BEGINNING     NET INV            ENDING        AVERAGE        ANNUAL       AGGREGATE
       INVESTED    LOAD      VALUE        INCOME             VALUE          VALUE        EXPENSES       EXPENSES
YEAR     (1)    (2)=(1)X0 (3)=(1)-(2)  (4)=(3)X(5%-1.06)%   (5)=(3)+(4)   (6)=(3)+(5)/2 (7)=(6)(1.06%)      (8)
----
 1    $1,000.00   $0.00    $1,000.00       $39.40          $1,039.40    $1,019.70         $10.81         $10.81

 2                         $1,039.40       $40.95          $1,080.35    $1,059.88         $11.23         $22.04

 3                         $1,080.35       $42.57          $1,122.92    $1,101.64         $11.68         $33.72

 4                         $1,122.92       $44.24          $1,167.16    $1,145.04         $12.14         $45.86

 5                         $1,167.16       $45.99          $1,213.15    $1,190.15         $12.62         $58.47

 6                         $1,213.15       $47.80          $1,260.95    $1,237.05         $13.11         $71.59

 7                         $1,260.95       $49.68          $1,310.63    $1,285.79         $13.63         $85.22

 8                         $1,310.63       $51.64          $1,362.27    $1,336.45         $14.17         $99.38

 9                         $1,362.27       $53.67          $1,415.94    $1,389.10         $14.72        $114.11

10                         $1,415.94       $55.79          $1,471.73    $1,443.83         $15.30        $129.41